Exhibit 99.1
Fairchild Semiconductor Reports Results for the Third Quarter of 2005
•	Record Bookings for Video Filters and Analog Switches

•	Cash and Marketable Investments Top $500 million

•	Distribution Inventories Decrease More Than a Week on Higher Re-Sales

•	Internal Inventory Turns at Highest Level in More Than a Year
Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the third quarter ended September 25, 2005. Fairchild reported third quarter sales of $345.5 million, flat from the prior quarter and 16% lower than the third quarter of 2004.
Fairchild reported a third quarter net loss of $20.8 million or $0.17 per share compared to a net loss of $205.3 million or $1.71 per share in the prior quarter and net income of $13.4 million or $0.11 per diluted share in the third quarter of 2004. Included in the third quarter loss was $4.2 million of restructuring expenses related to employee severance and certain asset impairments. Gross margin was 20.8%, 90 basis points higher sequentially and 950 basis points lower than the third quarter of 2004.
Fairchild reported a third quarter pro forma net loss of $3.0 million or $0.03 per share, compared to a pro forma net loss of $2.2 million or $0.02 per share in the prior quarter and pro forma net income of $32.0 million or $0.26 per diluted share in the third quarter of 2004. The pro forma net income (loss) excludes amortization of acquisition-related intangibles, restructuring and impairments, the non-cash charge to reserve the deferred tax asset, lawsuit settlement gains and other items.
“Demand has been seasonally stronger, distribution re-sales increased again in the third quarter and we’re executing our plan to reduce inventories very effectively,” said Mark Thompson, Fairchild’s president and CEO. “We announced in June of this year our plan to increase the quality of our business by focusing on analog and more integrated power solutions while reducing inventories both internally and in the distribution channel. In the last two quarters we’ve reduced channel inventories by more than four weeks and internal inventories by about 16% through a disciplined approach to loading our factories and our focus on channel sell-through. Our efforts to increase channel sell-through during the quarter were effective in driving approximately a 3% sequential increase in re-sales. We increased gross margins in the third quarter slightly more than expected due primarily to lower depreciation expenses. We expect that these actions will ultimately allow us to achieve a level of profitability that is commensurate with our leadership positions in our chosen markets.
End Markets and New Products
“We’ve experienced broad-based, seasonally stronger demand from the start of the third quarter,” explained Thompson. ”Order rates have been particularly robust for products supporting the computing and consumer end markets, driving a solid increase in our backlog. Within the computing end market, demand for products in notebook applications has been very strong, driving more than a 20% increase in sales in the third quarter over the first half run rate.
“We continue to see strong demand for a number of our leadership new products,” said Thompson. “We booked a record volume of orders for our proprietary, high margin video filter and analog switch product lines, driving a significant increase in backlog. This higher backlog is giving us great demand visibility, and allowed us to increase our third quarter shipments of analog switches by more than 40% sequentially.
Third Quarter Financials
“We increased gross margins in the third quarter even as we reduced internal inventories by more than 11% sequentially and reduced channel inventories to below 13 weeks,” said Thompson. “Our blended factory utilization rate and lead times increased slightly as we began to ramp production to support higher seasonal demand.
“We continue to improve our balance sheet, growing our cash and marketable investments by $43.1 million in the third quarter to $504.6 million,” stated Thompson. “Our capital spending for the quarter was only $16.2 million, which we believe will keep us well within our capital spending model of 6 to 8% of sales for the year. We continue to tightly manage factory loadings to optimize mix and reduce inventories, allowing us to improve inventory turns to greater than 5 times, the highest level in more than a year.
Fourth Quarter Guidance
“In the fourth quarter, we expect revenue to increase about 5% sequentially as we complete our current efforts to adjust inventories,” said Thompson. “We also forecast gross margins to increase 200 — 300 basis points sequentially, benefiting from higher factory loadings, lower depreciation expense, and better product mix. We have a higher starting backlog position than a quarter ago and are focused on managing product mix and factory loadings to support this higher demand, especially in analog and low power switches.
“I’m confident that the actions we’re taking at Fairchild are laying the foundation for improved performance in the future,” stated Thompson. “Our channel re-sales are at the highest levels we’ve seen in well over a year, which is helping us to approach best in class inventory turns in our supply chain. We have a great line up of exciting new products that are starting to fill up our factories as we shift our business to a richer product mix. In addition, our balance sheet is very strong with net debt now at the lowest level in our history as a public company. Fairchild is a company with tremendous potential and I’m truly excited about the changes we’re making today to enable us to profitably grow in the future.
Special Note on Pro Forma Statements
This press release is accompanied by statements of operations prepared in accordance with generally accepted accounting principles (GAAP), pro forma statements of operations (which exclude expenses for amortization of acquisition-related intangibles, restructuring and impairments, the non-cash charge to reserve the deferred tax asset, lawsuit settlement gains and other items), and a reconciliation from GAAP to pro forma results. Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents the pro forma consolidated statement of operations because its management uses it as an additional measure of the company’s operating performance, and management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining pro forma results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.
Special Note on Forward Looking Statements
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally;

regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Fairchild Semiconductor International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 25,	June 26,	September 26,	September 25,	September 26,
	2005	2005	2004	2005	2004
Total revenue	$345.5	$346.0	$409.7	$1,054.3	$1,223.7
Cost of sales	273.8	277.1	285.4	829.9	872.7

Gross profit	71.7	68.9	124.3	224.4	351.0

Operating expenses:
Research and development	19.7	19.5	20.6	58.2	62.3
Selling, general and administrative	51.8	47.5	46.1	146.7	131.9
Amortization of acquisition-related intangibles	5.9	6.1	6.1	18.1	19.9
Restructuring and impairments	4.2	3.9	8.2	12.2	16.4
Reserve for potential settlement losses	—	—	—	—	11.0

Total operating expenses	81.6	77.0	81.0	235.2	241.5

Operating income (loss)	(9.9)	(8.1)	43.3	(10.8)	109.5
Interest expense, net	6.1	5.9	13.5	22.1	40.8
Other (income) expense	(3.4)	—	8.4	20.5	8.4

Income (loss) before income taxes	(12.6)	(14.0)	21.4	(53.4)	60.3
Provision for income taxes	8.2	191.3	8.0	183.1	16.9

Net income (loss)	$(20.8)	$(205.3)	$13.4	$(236.5)	$43.4

Net income (loss) per common share:
Basic	$(0.17)	$(1.71)	$0.11	$(1.97)	$0.36

Diluted	$(0.17)	$(1.71)	$0.11	$(1.97)	$0.35

Weighted average common shares:
Basic	120.0	119.8	119.5	119.9	119.4

Diluted	120.0	119.8	121.7	119.9	123.8

Fairchild Semiconductor International, Inc.
Reconciliation of Net Income (Loss) To Pro Forma Net Income (Loss)
(In millions)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 25,	June 26,	September 26,	September 25,	September 26,
	2005	2005	2004	2005	2004
Net income (loss)	$(20.8)	$(205.3)	$13.4	$(236.5)	$43.4
Adjustments to reconcile net income (loss) to pro forma net income (loss):
Restructuring and impairments	4.2	3.9	8.2	12.2	16.4
Distributor sales reserves associated with product discontinuations (1)	—	—	(0.2)	—	(2.1)
Inventory charge associated with restructuring (2)	—	—	(0.6)	—	0.3
Costs associated with the redemption of 10 1/2% Notes (3)	—	—	—	23.9	—
Reserve for potential settlement losses	—	—	—	—	11.0
Write off (recovery) of equity investments (3)	(0.7)	—	8.4	(0.7)	8.4
Litigation settlement received, net (3)	(2.7)	—	—	(2.7)	—
Accelerated depreciation on assets to be abandoned (4)	5.0	—	—	5.0	—
Amortization of acquisition-related intangibles	5.9	6.1	6.1	18.1	19.9
Associated tax effects	6.1	(2.2)	(3.3)	(7.3)	(12.2)
Reserve for deferred tax asset (5)	—	195.3	—	195.3	—

Pro forma net income (loss)	$(3.0)	$(2.2)	$32.0	$7.3	$85.1

Fairchild Semiconductor International, Inc.
Pro Forma Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 25,	June 26,	September 26,	September 25,	September 26,
	2005	2005	2004	2005	2004
Pro forma total revenue	$345.5	$346.0	$409.5	$1,054.3	$1,221.6
Pro forma cost of sales	273.0	277.1	286.0	829.1	872.4

Pro forma gross profit	72.5	68.9	123.5	225.2	349.2

Pro Forma Operating expenses:
Research and development	19.7	19.5	20.6	58.2	62.3
Pro forma selling, general and administrative	47.6	47.5	46.1	142.5	131.9

Total pro forma operating expenses	67.3	67.0	66.7	200.7	194.2

Pro forma operating income	5.2	1.9	56.8	24.5	155.0
Interest expense, net	6.1	5.9	13.5	22.1	40.8

Pro forma income (loss) before income taxes	(0.9)	(4.0)	43.3	2.4	114.2
Pro forma provision (benefit) for income taxes	2.1	(1.8)	11.3	(4.9)	29.1

Pro forma net income (loss)	$(3.0)	$(2.2)	$32.0	$7.3	$85.1

Pro forma net income (loss) per common share:
Basic	$(0.03)	$(0.02)	$0.27	$0.06	$0.71

Diluted	$(0.03)	$(0.02)	$0.26	$0.06	$0.69

Weighted average common shares:
Basic	120.0	119.8	119.5	119.9	119.4

Diluted (6)	120.0	119.8	128.4	122.6	130.5

Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance.
Pro forma net income (loss) and pro forma net income (loss) per share should not be considered as alternatives to net income (loss), net income (loss) per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity. Pro forma consolidated statements of operations are intended to present the company’s operating results, excluding items described above, for the periods presented.
(1) Recorded in Total revenue
(2) Recorded in Cost of sales
(3) Recorded in Other (income) expense
(4) $0.8 million recorded in Cost of sales and $4.2 million recorded in Selling, general and administrative
(5) Recorded in Provision (benefit) for income taxes
(6) The diluted proforma net income per common share calculation for the three and nine months ended September 26, 2004 includes a reduction of $1.7 million and $5.1 million, respectively, in interest expense, net of tax, as if the company’s 5.0% convertible senior subordinated notes had been converted as of the beginning of the period presented. Accordingly, the diluted weighted average common shares for the three and nine months ended September 26, 2004 includes 6.7 million of common stock equivalents.

Fairchild Semiconductor International, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 25,	June 26,	December 26,
	2005	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$334.2	$193.8	$146.3
Short-term marketable securities	106.4	172.7	422.1
Receivables, net	140.6	143.2	154.0
Inventories	216.3	243.4	253.9
Other current assets	33.5	28.3	56.1

Total current assets	831.0	781.4	1,032.4

Property, plant and equipment, net	635.1	644.3	664.1
Intangible assets, net	131.9	139.4	151.6
Goodwill	229.9	229.9	229.9
Long-term marketable securities	64.0	95.0	124.0
Other assets	36.2	37.2	174.5

Total assets	$1,928.1	$1,927.2	$2,376.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4.5	$4.8	$3.3
Accounts payable	96.2	100.2	118.2
Accrued expenses and other current liabilities	131.1	112.8	165.1

Total current liabilities	231.8	217.8	286.6

Long-term debt, less current portion	643.2	646.2	845.2
Other liabilities	44.4	40.9	15.6

Total liabilities	919.4	904.9	1,147.4

Total stockholders’ equity	1,008.7	1,022.3	1,229.1

Total liabilities and stockholders’ equity	$1,928.1	$1,927.2	$2,376.5

Fairchild Semiconductor International, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 25,	September 26,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(236.5)	$43.4
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	121.0	130.6
Non-cash restructuring and impairments expense	4.2	0.3
Deferred income taxes, net	177.1	5.3
Other	11.4	2.1
Changes in operating assets and liabilities, net of acquisitions	7.9	(22.5)

Cash provided by operating activities	85.1	159.2

Cash flows from investing activities:
Capital expenditures	(71.9)	(144.6)
Purchase of marketable securities	(472.1)	(720.5)
Sale of marketable securities	825.4	577.0
Maturity of marketable securities	20.6	51.7
Other	(1.8)	3.8

Cash provided by (used in) investing activities	300.2	(232.6)

Cash flows from financing activities:
Repayment of long-term debt	(355.3)	(2.5)
Issuance of long-term debt	154.5	—
Proceeds from issuance of common stock and from exercise of stock options, net	10.4	21.6
Other	(7.0)	(7.0)

Cash provided by (used in) financing activities	(197.4)	12.1

Net change in cash and cash equivalents	187.9	(61.3)
Cash and cash equivalents at beginning of period	146.3	169.5

Cash and cash equivalents at end of period	$334.2	$108.2